OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2006
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 11)*

NAVARRE CORPORATION
(Name of Issuer)
Common Stock, no par value
(Title of Class of Securities)
639208107
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	639208107	Page	2	of	5

1	NAMES OF REPORTING PERSONS: Eric H. Paulson

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,866,682

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		12,504

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,866,682

WITH:	8	SHARED DISPOSITIVE POWER:

		12,504

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,879,186

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1.

(a)	Name of Issuer Navarre Corporation (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices 7400 49th Avenue North, New Hope, Minnesota 55428
Item 2.

(a)	Name of Person Filing Eric H. Paulson

(b)	Address of Principal Business Office or, if none, Residence 7400 49th Avenue North, New Hope, Minnesota 55428

(c)	Citizenship United States of America

(d)	Title of Class of Securities Common Stock, no par value

(e)	CUSIP Number 639208107
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     Not Applicable

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:

1,879,186

(b)	Percent of class:

6.25%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote 1,866,682

(ii)	Shared power to vote or to direct the vote 12,504

(iii)	Sole power to dispose or to direct the disposition of 1,866,682

(iv)	Shared power to dispose or to direct the disposition of 12,504
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
     Not Applicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
     Not Applicable
Item 8. Identification and Classification of Members of the Group
     Not Applicable
Item 9. Notice of Dissolution of Group
     Not Applicable
Item 10. Certification
     Not Applicable

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2006
Date

/s/ Eric H. Paulson
Eric H. Paulson

5